UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2007

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Kurt J. Hilzinger has resigned his positions as President and Chief Operating Officer of AmerisourceBergen Corporation (the “Registrant”) and as a Director of the Registrant, effective as of September 14, 2007. The Registrant announced Mr. Hilzinger’s resignation and certain other organizational changes in a press release issued on September 17, 2007. A copy of the press release is filed as Exhibit 99.1 to this report and incorporated herein by reference. In addition to the other changes noted in the press release, the Registrant announced that the position of Chief Operating Officer will not be filled at this time.

The Registrant’s Chief Executive Officer, R. David Yost, will assume the position of President, which he previously held until October 2002. Mr. Yost, age 60, has been Chief Executive Officer and a Director of the Registrant since August 2001. He was Chief Executive Officer of AmeriSource Health Corporation from May 1997 until August 2001 and Chairman of the Board of AmeriSource Health Corporation from December 2000 until August 2001. Mr. Yost has been employed by the Registrant or one of its predecessors for 33 years.

Item 8.01.	Other Events.

In the press release, issued on September 17, 2007, the Registrant confirmed its fiscal year 2007 expectations for diluted earnings per share from continuing operations to be in a range of $2.50 to $2.58 (including a net benefit of $0.05 from special items). The press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01.

(d)	Exhibits.

99.1    News Release, dated September 17, 2007, regarding organizational changes at the Registrant and confirming fiscal year 2007 earnings guidance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: September 17, 2007	By:	/s/ Michael D. DiCandilo
	Name:	Michael D. DiCandilo
	Title:	Executive Vice President
and Chief Financial Officer